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[CAPITAL ONE LETTERHEAD]
                                                                     Exhibit 5.1




                               December 19, 1997



Board of Directors
Capital One Financial Corporation
2980 Fairview Park Drive, Suite 1300
Falls Church, Virginia  22042

Gentlemen:

                 As the General Counsel of Capital One Financial Corporation (the "Company"), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offer and sale of stock options of a maximum aggregate dollar amount of $6,684,219.40 ("Stock Options") exercisable to purchase shares of Common Stock, par value $.01 per share, of the Company to be issued pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan (the "Plan"). I am familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as I have considered appropriate to enable me to render the following opinion.

                 On the basis of the foregoing, I am of the opinion that the Stock Options, when issued consistent with the terms of the Plan and the related resolutions of the Board of Directors and the Compensation Committee, will be binding obligations of the Company enforceable against the Company in accordance with their terms and conditions.

                 I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                                   Very truly yours,

                                                   /s/ JOHN G. FINNERAN, JR.

                                                   John G. Finneran, Jr., Esq.
                                                   General Counsel